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                                                                      EXHIBIT 21



List of Subsidiaries

Z-Tel Communications, Inc., a Delaware corporation
Z-Tel Network Services, Inc., a Delaware corporation
Z-Tel Business Networks, Inc., a Delaware corporation
Z-Tel, Inc., a Nevada corporation
Z-Tel Holdings, Inc., a Florida corporation
Z-Tel Communications of Virginia, Inc., a Virginia corporation
Touch 1 Communications, Inc., an Alabama corporation
Z-Tel Investments, Inc., a Delaware corporation
DirectTEL, Inc., an Alabama corporation
DirectCONNECT, Inc., an Alabama corporation
Z-Tel Consumer Serices, LLC, an Alabama limited liability company